EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-101627 on Form S-8 of our report relating to the consolidated financial statements for the year ended December 31, 2004 of Center Financial Corporation dated March 30, 2005, November 18, 2005, as to the effects of the restatement described in Note 24 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 24) appearing in this Annual Report on Form 10-K of Center Financial Corporation for the year ended December 31, 2006.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

February 19, 2007